Visual Bible International, Inc. Appoints Doug J. McKenzie as Chief Executive Officer

NASHVILLE, Tenn., Aug. 1/PRNewswire/ - Visual Bible International, Inc. (OTC Bulletin Board: VBLI) today announced the appointment of Doug J. McKenzie to the position of Chief Executive Officer, effective immediately. This appointment is in keeping with recent decisions by the Company in connection with management restructuring and other business conditions and opportunities, including the financial matters and strategic market positioning.

Dan Johnson, former CEO, will remain with the Company in his position as President and Jim Petway will remain as Chief Financial Officer. The Company believes that the reconstituted management team can successfully complete necessary business restructuring, attract and finalize capital acquisition and enable the Company to take full advantage of its unique intellectual properties, its compelling quality products, and its capable marketing channels.

Mr. McKenzie brings 30 years of comprehensive business experience to the Company. Mr. McKenzie was a former CEO of Magnetic Enterprises, Inc., a division of Maclean Hunter Ltd. and later Rogers Communications Inc., two of Canadian's largest public broadcast, cable and production enterprises. In 1983, Mr. McKenzie co-founded a software/hardware firm whose core technology received, in 1999, both Academy and Emmy awards for achievement in Science and Engineering. In 1988 Mr. McKenzie was awarded the Certificate of Merit from the Government of Canada for excellence in small business, and his post production service company was the recipient of many industry awards including over 8 Golden Reel Awards from the MPSE of Hollywood. More recently, Doug McKenzie has served as Co-Chair of the Production Working Group of the Task Force for the Implementation of Digital TV as commissioned by the Canadian government, and as an independent consultant, he was instrumental in the launching of a variety of service and technology companies within the digital media business sector in North America.

Mr. McKenzie is a former director of Focus on the Family, Canada, former President of Crossroads Investments Inc and advisor to Crossroads Christian Communications Inc, and is currently serving as a director of Tyndale College and Seminary (formerly Ontario Bible College and Ontario Theological Seminary), and as a director of Touchstone Ministries of Toronto. Mr. McKenzie is also the Chairman of Amazon Focus; a South Carolina based ministry serving the tribal people groups of the Amazon basin. Mr. McKenzie is also a former director of the Canadian Film Center founded by Norman Jewison,

Doug McKenzie presently resides in Toronto, Canada with his wife of 27 years, Sandy, and their 3 children, Christopher, Meghan and Katie.

"From the first meeting that Jim Petway and I had with Doug, there has been a connection on every fundamental level as it relates to the business and mission of the Company. We are very excited about the prospects that are already unfolding with Doug on our team, and we look forward to a prosperous future under his leadership!" Said Dan Johnson.

Doug McKenzie comments. "Visual Bible has been given a mantel and a responsibility to faithfully deliver quality evergreen products to the world, and I have been inspired by that responsibility from my first introduction to the organization. There is both a challenge and an opportunity involved in this undertaking, and I have a sense that the last 30 years of my career have, in many ways, been for this very purpose. I am thrilled at the prospect of working with Dan Johnson, Jim Petway, and our supportive Board of Directors, as we diligently unfold the promises that are embedded in our great mission!"

Visual Bible International, Inc is the owner of certain exclusive license agreements with American Bible Society, the International Bible Society and Broadman & Holman which permit it to produce, distribute, market and sell, in visual format, the Good News and Contemporary Versions of the Bible, the New International Version of the Bible and the Standard Holman Version of the Bible which was created by the Southern Baptist Convention. As a result of these relationships, Visual Bible hopes to become the preeminent provider of video versions of the Bible throughout the world.

For more information please contact Dan Johnson at (615) 312-9705 or press@visualbible.com.

This press release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual events or results may differ materially from those discussed in such forward-looking statements.